Exhibit 99.1

DATE:	July 6, 2005

FROM:	Bob Ferguson

TO:	All Employees

SUBJECT:	Resignation of Kevin Smith

Kevin Smith, President and Chief Executive Officer of Vivid Learning System, Inc., submitted his resignation today. Effective immediately, Matt Hammer, President of ImageWorks, will serve as President and Chief Operating Officer for Vivid. I will be working with Matt to develop a transition plan for submittal to the Board during its meeting on July 21, 2005.

Since joining our organization in 1999, Kevin made significant contributions to help grow Vivid’s revenues from $ 1.6 million to $ 4.6 million annually. Kevin was also instrumental in helping to diversify Vivid’s client base from primarily government accounts to a business with the majority of its revenue generated from commercial clients. Kevin also spearheaded the strategic acquisitions of FoodSafety, Inc., the ImageWorks Media Group, and TrueActive, Inc.

Please join me in wishing Kevin the best as he pursues new endeavors.